Exhibit 4.2

AMENDMENT TO

PAR PACIFIC HOLDINGS, INC.

2012 LONG TERM INCENTIVE PLAN

Whereas, the Board of Directors of Par Pacific Holdings, Inc. and the Compensation Committee thereof has authorized the amendment of the Par Pacific Holdings, Inc. 2012 Long Term Incentive Plan (the “Plan”) to increase the number of shares of Stock (as defined in the Plan) that may be issued under the Plan to 4,000,000 and to provide individual limits for Awards intended to meet the performance-based compensation exception under Section 162(m) of the Internal Revenue Code of 1986, as amended, subject to stockholder approval.

Now, therefore, the Plan is hereby amended effective as of November 4, 2015, subject to stockholder approval on the earlier of the next stockholder’s meeting following the effective date of this Amendment or within twelve (12) months of the effective date of this Amendment as follows; provided that with respect to any Awards granted for Stock or cash that are in excess of the Plan limits in Section 4.1 of the Plan as in effect on the date immediately preceding the effective date of this Amendment, such Awards may not be exercised or payable unless stockholder approval of this Amendment is obtained as provided herein, and any such Awards shall be forfeited and void if such stockholder approval is not timely obtained.

1. Section 4.1 shall be amended and restated in its entirety as follows:

4.1 Maximum Number of Shares Issuable

Subject to adjustment as provided in Sections 4.2 and 25 or as otherwise permitted under the Plan, the maximum aggregate number of shares of Stock that may be issued under the Plan shall be Four Million (4,000,000) and shall consist of authorized but unissued or reacquired shares of Stock or any combination thereof. The maximum aggregate number of such shares of Stock authorized for issuance in the foregoing sentence may be issued as Incentive Stock Options, Nonstatutory Stock Options, or as Restricted Stock under the Plan. Shares of Stock of an outstanding Award that for any reason expire or are terminated, forfeited or canceled or withheld for taxes or settled in a manner that all or some of the shares of Stock covered by an Award are not issued to a Participant (including, without limitation, shares of Stock withheld for the purchase price of an Award) shall again be available for issuance under the Plan.

During any period that the Company is a Publicly Held Corporation within the meaning of Code Section 162(m) the following rules shall apply to grants of Awards:

(a) Subject to adjustment as provided in Section 4.2, the maximum aggregate number of shares of Stock (including phantom or restricted units, Options, Stock appreciation rights, Restricted Stock, Other Stock-Based Awards, Performance Awards or Dividends or Dividend Equivalents paid out in Stock) that may be granted in any calendar year pursuant to any Award held by any Participant shall be Three Million Five Hundred Thousand (3,500,000) shares of Stock.

(b) The maximum aggregate cash payout (including phantom or restricted units, Stock appreciation rights, Other Stock-Based Awards, Performance Awards or Dividends or Dividend Equivalents paid out in cash) with respect to Awards granted in any calendar year that may be made to any Participant shall be Eight Million Dollars ($8,000,000).

(c) With respect to any Option or Stock appreciation right granted to a Participant that is canceled or repriced, the number of shares of Stock subject to such Option or Stock appreciation right shall continue to count against the maximum number of shares of Stock that may be the subject of Options or Stock appreciation right granted to such Participant hereunder to the extent such is required in accordance with Section 162(m) of the Code.

(d) The limitations of subsections (a), (b) and (c) above shall be construed and administered so as to comply with the performance-based exception in Code Section 162(m).

IN WITNESS WHEREOF, Par Pacific Holdings, Inc. has caused this Amendment to the Plan to be duly executed in its name and on its behalf by its duly authorized officer.

PAR PACIFIC HOLDINGS, INC.

By:	/s/ J. Matthew Vaughn

Name:	J. Matthew Vaughn
Title:	Senior Vice President and General Counsel

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